Exhibit 10.64

ASSET PURCHASE AGREEMENT

BY AND AMONG

EDIETS.COM, INC.

AND

NUTRIO.COM, INC.,

AS SELLERS

AND

NUTRIO, LLC,

AS BUYER

Closing Date: August 6, 2012

i

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement), dated as of August 6, 2012 (the “Effective Date”), by and among eDiets.com, Inc., a Delaware corporation (“eDiets”) and Nutrio.com, Inc., a Delaware corporation (“Nutrio”, Nutrio and eDiets each, individually, referred to as a “Seller” and, collectively, as the “Sellers”), and Nutrio, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 11.

RECITALS

WHEREAS, Nutrio is primarily engaged in the business of developing, licensing, maintaining and operating branded versions of the Nutrio Platform incorporating customer branding and associated content (the “Business”);

WHEREAS, eDiets owns 100% of the capital stock of Nutrio; and

WHEREAS, Buyer desires to purchase, acquire and accept the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign and transfer to Buyer, the Acquired Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF THE ACQUIRED ASSETS.

Section 1.1 Acquired Assets.

At the Closing, and upon the terms and subject to fulfillment of the conditions herein set forth, Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from Sellers, with full title and guarantee and free and clear of all Encumbrances, except the Assumed Liabilities, all of Sellers’ right, title and interest in and to the following (the “Acquired Assets”); provided, however, that the Acquired Assets do not include the Excluded Assets:

(a) those contracts listed on Schedule 1.1 attached hereto (the “Acquired Contracts”);

(b) the equipment listed on Schedule 1.1 attached hereto (the “Acquired Equipment”);

(c) to the extent transferable under applicable Law, all permits, authorizations, orders, licenses, certificates, variances and similar rights issued to Seller by any Governmental Authority and primarily related to the Business and all pending applications therefor (the “Permits”), including, without limitation, those Permits set forth on Schedule 1.1;

(d) the patents, patent applications, copyrights, copyright applications, know-how, information, computer software, trademarks, service marks, trade names, brands, private labels, registered domain names, or trade secrets and licenses and rights with respect to the foregoing, all other intellectual property and intangible property owned by Sellers or that Sellers possess the right to use, and all goodwill of Sellers, in each case relating to the operation of the Business, including, without limitation, those set forth on Schedule 1.1 (the “Assigned Intellectual Property”);

(e) the software, hardware and network equipment and information technology relating to the operation of the Business, including, without limitation, those set forth on Schedule 1.1 (the “IT Systems”);

(f) all rights of Sellers to any warranties received from suppliers with respect to the Acquired Assets, and all rights, claims, deposits, prepayments, prepaid items, credits, allowances, rebates, causes of action, rights of recovery, rights of recoupment, rights of set-off (collectively, “Claims”) with respect to the Acquired Assets for any period beginning after the Closing Date

(g) all recipes, articles, images (including original files), videos (including original files), Nutrio databases, files and books and records relating to the Business; and

(h) any other assets and/or receivables related to the Business which Buyer may request from Sellers after the Closing in accordance with Section 5.1(g).

Section 1.2 Excluded Assets.

Notwithstanding anything to the contrary set forth herein, all assets of Sellers other than the Acquired Assets being acquired by Buyer pursuant to Section 1.1 hereof (all such assets not being acquired by Buyer being herein referred to as the “Excluded Assets”) shall not be included in the Acquired Assets and shall not be sold, assigned, transferred or conveyed by Sellers to Buyer pursuant to this Agreement.

Section 1.3 Assumption of Liabilities.

At all times subsequent to the Closing, Buyer shall assume and be responsible for, and shall pay, honor, perform and discharge as and when due, all of the Assumed Liabilities. Other than the Assumed Liabilities, Buyer shall not assume or be responsible for, and the parties do not intend for Buyer to assume or be responsible for, pursuant to this Agreement or otherwise, any liabilities or obligations of Sellers or their Affiliates of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, whether or not related to the Business or the Acquired Assets, including, without limitation, any of the Excluded Liabilities.

Section 1.4 Excluded Liabilities.

Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities and obligations shall be retained by, and remain liabilities and obligations of, Seller (all such Liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Buyer shall not assume and shall not be liable for, and Sellers shall indemnify defend and hold Buyer harmless against, any and all Excluded Liabilities. The Excluded Liabilities shall mean any and all Liabilities other than the Assumed Liabilities, including, without limitation (i)(a) any payments required to be made, or costs or other expenses required to be incurred by Sellers (or their affiliates) on or prior to the Closing Date with respect to any Contract, including, without limitation, any Acquired Contract and (b) all liabilities resulting from a breach by either Seller of any Contract, including, without limitation, any Acquired Contract and all duties, liabilities or obligations thereunder, in each case, arising from or related to the period of time on or prior to the Closing, (ii) all liabilities (including, without limitation, accounts payable), obligations, litigation, proceedings or claims (including, without limitation, warranty claims, any liability or obligation arising under any applicable Law) of any kind or nature whatsoever, known or unknown, to the extent arising from the Business, the assets or the operation of the Business or the Acquired Assets on or prior to the Closing Date, (iii) any and all obligations or liabilities to any of Sellers’ or any Affiliates of Sellers’ employees, (iv) all accounts payable of the Business arising on or prior to the Closing Date, (v) all other liabilities or obligations of Sellers and their respective Affiliates of any kind or nature whatsoever, known or unknown, including, without limitation, any such liabilities or obligations not related to the Business, the Acquired Assets, or the operation of the Business or the Acquired Assets or arising from the Excluded Assets, (vi) any and all obligations of any nature or description, including, without limitation, all claims by or on behalf of any employee arising out of or in connection with any relationship by and between Sellers or any Affiliate of either Seller, including through any collective bargaining agreement, (vii) any and all liabilities for taxes, including any taxes arising as a result of each Seller’s operation of its business or ownership of the assets prior to the Closing Date, and (viii) all other liabilities of Sellers not explicitly assumed by the Buyer under other provisions of this Agreement.

Section 1.5 Non-Assignable Rights.

To the extent that Buyer shall have determined to close this Agreement prior to receipt of any consent, approval or waiver necessary under applicable Law or otherwise, to transfer the rights and benefits of Sellers under any Acquired Contact or other Acquired Asset to Buyer, then, from and after the Closing Date, the parties hereto shall cooperate and use their respective best efforts to obtain as promptly as practicable all consents, approvals and waivers required by any third party or Governmental Authority to transfer to Buyer such Acquired Contract and/or Acquired Asset in a manner that will avoid any default, conflict or termination of rights thereunder. Until the time that such consent, approval or waiver is obtained, each Seller (or an Affiliate thereof) possessing such rights and benefits shall use best efforts to cooperate in any lawful arrangement designed to provide the benefits of such Acquired Contract or Acquired

Asset to Buyer in a manner that would as nearly as practicable reflect the purpose and intention of this Agreement, including, without limitation, entering into an agreement with Buyer, upon the written request of Buyer, to subcontract to Buyer all rights and obligations of such Seller under any Acquired Contract. In such event, to the extent applicable, (a) Buyer will promptly pay, perform or discharge, when due any and all obligations and liabilities arising thereunder, other than those being contested in good faith or which represent Excluded Liabilities, provided that the third party or parties to any such Acquired Contact or Acquired Asset has or have performed in all material respects all of its or their obligations thereunder and each Seller, as applicable, has fulfilled its obligations under clause (b) of this sentence, and (b) each Seller will promptly pay to Buyer, when received, all moneys received by it under any such Acquired Contract or Acquired Asset or any claim, right or benefit arising thereunder, provided, that Buyer has performed in all material respects all obligations under any such Acquired Contract or Acquired Asset required to be performed by such Seller after the Closing. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Acquired Contract or Acquired Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of a third party thereto would constitute a breach or other contravention thereof, would be ineffective with respect to any such third party, or would in any way adversely affect the rights of Buyer or Seller thereunder.

ARTICLE 2.

CONSIDERATION

Section 2.1 Consideration.

The aggregate consideration for the sale and transfer of the Acquired Assets is $255,000 in cash (the “Purchase Price”), which price shall be payable and deliverable in accordance with Section 3.3; provided, that the Purchase Price shall be reduced dollar for dollar for (x) any amounts paid by Buyer pursuant to Section 3.3(b) and (y) any Reconciliation Amounts Seller owes Buyer pursuant to Section 3.3(c).

ARTICLE 3.

CLOSING AND DELIVERIES

Section 3.1 Closing.

The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of eDiets on the second Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 7 hereof (other than conditions with respect to actions that the respective parties will take at the Closing), or on such other date and/or at such other place and time as may be mutually agreed to in writing by the parties hereto (the date on which the Closing actually occurs being the “Closing Date”).

Section 3.2 Seller’s Deliveries.

At the closing the Sellers shall deliver to Buyer:

(a) One or more Bills of Sale as may be requested by Buyer, each duly executed by Sellers, and such other bills of sale, assignments, and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance, and delivery of the Acquired Assets to Buyer.

(b) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Acquired Assets for which a certificate of title or origin evidences title, together with properly completed assignments of such equipment to Buyer, duly executed by the applicable Seller.

(c) An Officers’ Certificate, in a form satisfactory to Buyer, duly executed on each Seller’s behalf, as to whether each condition specified in Sections 7.2(a) through 7.2(e) has been satisfied in all respects.

(d) A Secretary’s certificate for each Seller, in a form satisfactory to Buyer, duly executed on behalf of such Seller.

(e) The Assignment of Payments in the form attached hereto as Exhibit A (the “Assignment of Payments”), duly executed by Sellers and the Buyer.

Section 3.3 Buyer’s Deliveries.

At the Closing:

(a) Buyer shall pay to Seller the Purchase Price (less any amounts paid at the Closing by Buyer on behalf of the Sellers in accordance with Section 3.3(b) or retained by Buyer in accordance with Section 3.3(c)) by wire transfer of immediately available funds to a bank account designated by Seller in writing to Buyer at least two Business Days prior to the Closing Date. Any amount paid by Buyer pursuant to Section 3.3(b) or retained by Buyer pursuant to Section 3.3(c) shall reduce the Purchase Price dollar for dollar.

(b) Buyer shall pay, for the benefit of Sellers, the amounts specified on Schedule 3.3(b) to the third parties named thereon by wire transfer of immediately available funds to a bank account designated by such third party in writing to Buyer.

(c) Sellers acknowledge and agree that pursuant to the terms of certain Acquired Contracts, Sellers, as applicable, have been paid certain amounts in advance of completion or a portion of the work, products or services contemplated to be delivered by such Seller thereunder. Therefore, the parties hereto agree that Buyer may withhold from the Purchase Price and retain for itself any amounts that exceed the proportionate amount of work, services or products not delivered as of the Closing Date under any of the Acquired Contracts, including, without limitation, those set forth on Schedule 3.3(c) attached hereto (any such amount, a “Reconciliation Amount”). Sellers further agree to remit any other Reconciliation Amounts improperly received by (or paid to any other Person for the benefit of) Sellers, whether such amounts was received (or paid for the benefit of Sellers) prior to, on or after the Closing Date, to Buyer immediately upon receipt. To the extent Buyer is paid any amount hereunder that is either duplicative of any amount for which Buyer has previously been given credit under Section 3.3(b) or is otherwise improperly received by Buyer, then Buyer shall promptly remit any such amount to Seller. The parties acknowledge and agree that it may prove difficult to measure any portion of work, product or services to be delivered as a percentage of the total amount of work product or services to be delivered pursuant to a given Acquired Contract, and therefore the parties hereto hereby covenant and agree to negotiate the calculation of any such Reconciliation Amount in good faith. The formula for determining any reconciliation Amount is set forth on Schedule 3.3(c)(i) attached hereto.

(d) Buyer shall execute and deliver to Seller one or more Bills of Sale, as may be requested by Buyer pursuant to Section 3.2(a).

(e) Buyer shall execute and deliver the Assignment of Payments.

(f) Buyer shall be liable for and shall pay any sales taxes that may become due as a result of the acquisition of the Acquired Assets contemplated by this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Sellers.

Sellers hereby jointly represent and warrant to Buyer as follows:

(a) Corporate Organization. Each Seller is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation. Seller has all requisite corporate power and authority to own its properties and assets and to consummate the transactions contemplated hereby. eDiets owns 100% of the Equity Interests in Nutrio.

(b) Authorization and Validity. Each Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the consents, waivers and approvals set forth on Schedule 4.1(d), to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action by the board of directors and stockholders of each Seller, and no other corporate action on the part of either Seller is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and by general principals of equity.

(c) No Conflict or Violation. Subject to the receipt of the consents, waivers and approvals set forth on Schedule 4.1(d), the execution, delivery and performance by each Seller of this Agreement (x) does not and will not violate or conflict with any provision of the certificate of incorporation or by-laws of either Seller, (y) does not and will not violate any provision of 1aw, regulation, rule or other legal requirement of any Governmental Authority (“Law”) or any order, judgment or decree of any court or Governmental Authority (“Order”) applicable to either Seller, and (z) does not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, guarantee, trust indenture or other agreement or instrument (each a “Contract”), to which either Seller is a party or by which either Seller, or the properties or assets of such Seller, is or may be bound.

(d) Consents and Approvals. Schedule 4.1(d) sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Authority or of any other Person and each declaration to or filing or registration with any such Governmental Authority that is required to be obtained by Sellers in connection with each Seller’s execution, delivery and performance of this Agreement.

(e) Compliance with Law. Each of the Sellers has conducted and continues to conduct its business and operations in accordance with all applicable Laws and is not in violation of any such Laws. No notice has been received from, and no investigation or review is pending or, to the Knowledge of each of the Company and the Principal Stockholders, threatened by, any Governmental Authority or third party with regard to any alleged violation by the Company of any such Law. Neither Seller has received written notice of any violation of any Law, nor is either Seller in default with respect to any Order, in each case applicable to the Acquired Assets.

(f) Litigation and Liabilities.

(i) There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened in writing, before any federal or state court brought by or against either Seller and no such claims, actions, suits, proceedings or investigations (A) that could impair the ability of either Seller to consummate the transactions contemplated by this Agreement, (B) relating to or affecting any of the Acquired Assets, individually or in the aggregate, which, if adversely decided against Sellers, would reasonably be expected to result in the imposition of material liability against them. No Seller is subject to the provisions of any material judgment, order, writ, injunction, decree or material award of any Governmental Authority.

(ii) To the Knowledge of Sellers, there are no facts or circumstances relating to the Acquired Assets that could give rise to any Action or proceeding against any Seller. None of the Sellers (nor any of their Affiliates has any obligations or liabilities, except for (A) obligations or liabilities set forth in the consolidated balance sheets included in or incorporated by reference into the Company Reports or disclosed in any footnotes thereto, (B) obligations or liabilities that would not be required under GAAP to be accrued in a consolidated balance sheet prepared in accordance with GAAP, and (C) obligations or liabilities incurred in the Ordinary Course of Business that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect.

(g) Title and Ownership. Each Seller, as applicable, has good title to, or right by license, or other agreement to use, the Acquired Assets free and clear of any and all Encumbrances. As of the date hereof and at the Closing, Sellers will have the right to transfer the Acquired Assets to Buyer free and clear of all Encumbrances.

(h) Assets. Each of the Sellers owns, leases or has a valid and enforceable right to use all of the Acquired Assets. There are no assets necessary to the operation of the Business as previously conducted and as conducted at the time of the Closing which are not included in the Acquired Assets. Upon consummation of the transactions contemplated by this Agreement, Buyer will have acquired good and insurable title in and to the Acquired Assets to be acquired by it, free and clear of all Encumbrances, except for the Assumed Liabilities. The Acquired Assets have been maintained in accordance with normal industry practices, and are fully usable in the ordinary course of the Business consistent with past practice and custom. There is no agreement or arrangement (written or oral) pursuant to or as a result of which any of the Acquired Assets is liable to be transferred or re-transferred to another Person or which gives or may give rise to a right of compensation or other payment in favor of another Person. The representations and warranties set forth in this Section 4.1(h) do not apply to the Assigned Intellectual Property.

(i) Contracts. Complete and correct copies (including all modifications and amendments) of the Acquired Contracts have been provided to the Buyer and are listed on Schedule 1.1. Neither Seller, nor, to the Knowledge of Sellers, any other party to any of the Acquired Contracts, has commenced any action against any of the parties to such Acquired Contracts or given or received any written notice of any default or violation under any Acquired Contract that was not withdrawn or dismissed and, to the Knowledge of Sellers, no event has occurred which, with or without the passage of time, would create or constitute a breach or violation under any Acquired Contract. Each of the Acquired Contracts was entered into in the Ordinary Course of Business and each Acquired Contract is, and will be at the Closing, valid, binding and in full force and effect, and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Sellers and each other party thereto. There are no amounts due and owing (whether disputed or not) by either Seller pursuant to or under any Acquired Contract. No notice of termination of any Acquired Contract has been served or received by either Seller. Subject to the receipt of the consents, waivers and approvals set forth on Schedule 4.1(d), the transactions contemplated by this Agreement will not give rise to any grounds for rescission, termination, avoidance, amendment or repudiation of any Acquired Contract and, there is no third party who is considering the rescission, termination, avoidance, amendment or repudiation of any Acquired Contract. No Acquired Contract (i) requires either Seller or any Person on its behalf to pay any commission, finders’ fee, broker’s fee or the like that has not previously been paid; (ii) binds either Seller to share profits or pay any royalties; or (iii) prohibits or restricts the operation (or scope of operation of the Business in any way. Neither Seller (nor any other Person) has been paid any amounts in advance of or prior to any executory obligations having actually been performed under any Acquired Contract and to the extent any such amounts have been or are paid to Sellers (or any other Person other than Buyer) Sellers shall be liable to and shall immediately pay Buyer any such amounts. Except as set forth on Schedule 4.1(i), no consent or approval of any Person is required to sell, assign, convey, transfer and deliver to Buyer, on the terms of this Agreement, any and all rights and interests of Sellers, as applicable, in, to and under the Acquired Contracts. Each of the Acquired Contracts permits Sellers, as applicable, to subcontract such Seller’s obligations thereunder to Buyer.

(j) Permits. Schedule 1.1 sets forth a complete and correct list of all Permits. No governmental proceeding is pending nor, to the Knowledge of Sellers, is there any threat by any Governmental Authority to cancel, modify, or fail to renew any such Permit.

(k) Environmental Matters. Each Seller is in compliance with Environmental Laws. There has been no complaint, Order, directive, claim, citation, notice, information request or investigation by any Governmental Authority or any other Person with respect to any release, threatened release, spill, leak, discharge or emission of any Hazardous Materials that is a violation or alleged violation of any applicable Environmental Laws. Sellers have not disposed of, transported or released any hazardous substance or operated any property in a manner that could reasonably be expected to give rise to liability under an Environmental Law.

(l) Intellectual Property.

(i) The Assigned Intellectual Property comprises all of the ownership rights in or licenses to use the Intellectual Property necessary for the operation of the Business as currently conducted and as has been conducted for the previous twelve months. The Sellers own or have a valid right to use all of the Assigned Intellectual Property. Each Seller is the sole and exclusive owner of the entire right, title and interest in and to the Assigned Intellectual Property owned by such Seller free and clear of any and all Encumbrances, and there are no rights or interests, matured or unmatured, fixed or contingent, in or to such Assigned Intellectual Property in favor of any other Person except for licenses to use such Assigned Intellectual Property granted under the Acquired Contracts.

(ii) To the Knowledge of Sellers, the Sellers have not interfered with, infringed upon, misappropriated or violated any intellectual property rights of any Person in any respect. The Sellers have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Sellers must license or refrain from using any intellectual property rights of any Person) relating to the Acquired Assets. There is no pending or threatened litigation against either Seller relating to such Seller’s use or ownership of any Intellectual Property, nor is there any pending or threatened litigation against either Seller relating to the violation or infringement by such Seller of any Intellectual Property of any other Person. To the Knowledge of Sellers, no Person has interfered with, infringed upon, misappropriated, violated any of, or otherwise has any right or claim in to or under, the Assigned Intellectual Property.

(iii) The Sellers have delivered to Buyer correct and complete copies of all licenses, sublicenses, agreements and permissions (as amended to date) to use the Assigned Intellectual Property which Sellers do not own. With respect to each such item of Assigned Intellectual Property: (a) such Seller has a valid license or right to use such Assigned Intellectual Property, and the license, sublicense, agreement or other form of permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects; (b) nothing has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (c) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (d) such Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and (e) such Seller has duly paid all amounts due and owing to the owner of licensor thereof, including any amounts due and owing under each such license, sublicense, agreement, or permission, in full as of the Closing Date, and no further payments are due or owed by the Sellers with respect to any period of time prior to the Closing Date.

(iv) Each of the Sellers has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Assigned Intellectual Property of the rights to such contributions that the Sellers do not already own by operation of law. No employee of the Seller or any Affiliate is entitled to or has claimed any interest in, or any payment or compensation in respect of, any Assigned Intellectual Property.

(v) Except as expressly set forth in this Section 4.1(l), the Assigned Intellectual Property is assigned and transferred to the Buyer “AS IS” and without any representation or warranty of any kind.

(m) IT Systems. The IT Systems are of sufficient quality, capacity and processing power to carry out the current information technology requirements of the Business in the same manner and on the same scale as carried out by the Sellers in the previous six months in a proper and efficient manner. Reasonable precautions have been taken to preserve the security and integrity of the IT Systems. To the Knowledge of Sellers, the IT Systems contain no viruses or other code calculated to adversely affect any software or data. In the previous 12 months, there has been no failure, malfunction or breakdown of the IT Systems that had a Material Adverse Effect on the Business.

(n) Company Reports; Financial Statements.

(i) eDiets has made available to Buyer all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act or the Exchange Act since December 31, 2010 (the “Applicable Date”) (all such materials or amendments thereto, the “Company Reports”). Each of the Company reports filed since December 31, 2010 at the time of its filing with or being furnished to the SEC, did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof up to and including the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of such Company Reports did, and will, comply in all material respects with the applicable requirements of the Exchange Act or Securities Act, as applicable.

(ii) The financial statements included in or incorporated by reference into the Company Reports since the Applicable Date fairly presents, or will present, in all material respects the consolidated financial position, results of operations and cash flows of eDiets and its Subsidiaries as of its date.

(o) Conduct of Business. Since January 1, 2010, each of the Sellers has conducted its business in the Ordinary Course of Business, and since January 1, 2010, Seller has not taken any action of the types described in Section 5.1(c) which, had such action occurred after the date hereof, would have been in violation of such section.

(p) Tax Matters. To the best of their knowledge and belief, (i) each Seller has paid any and all taxes (including without limitation, payroll taxes), license fees or other charges levied, assessed or imposed upon such Seller or any of the Acquired Assets which are being purchased by Buyer pursuant to this Agreement, except taxes not yet due and payable; (ii) all tax returns required to be filed by each Seller prior to and including the date of Closing have been duly prepared and filed on such Seller’s behalf within the time prescribed by law; (iii) all taxes, contributions and other charges required to be paid by each Seller to governmental agencies, including but not limited to withholding taxes and sales and use taxes with respect to its operations prior to the date of Closing, have been, and will continue to be, paid by such Seller as they become due; and (iv) neither Seller has received any written notice of any audit, dispute or claim threatened by any taxing authority.

(q) Bankruptcy. There are no proceedings (pending or threatened) in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning either Seller. No steps have been taken to enforce any security over any assets of either Seller and no event has occurred to give any Person the right to enforce any such security interest. No receiver, administrator, liquidator, administrative receiver or manager (or other insolvency practitioner) has been appointed (and no order has been made or petition or application presented or filed for such appointment) in respect of the whole or any part of the assets and undertaking of the Seller (including any of the Acquired Assets).

(r) Sales Process. Sellers previously engaged a reputable investment banking firm to assist the Sellers in conducting a sale process for the Business. Sellers represent that the sale process was unsuccessful resulting in only one offer, delivered in November 2010, which was not accepted by the Sellers because, in the view of the Sellers, such offer was substantially inferior to the fair market value of the Business at the time of such offer. Sellers have provided Buyer with all material documentation, analyses, reports and correspondence relating to the sales process. Sellers represent and warrant that Sellers (i) have, over time, conducted an extensive process to sell or otherwise dispose of the Business, including, without limitation, confirming with the lone bidder from the sale process described above that such party is no longer interested in acquiring the Business, (ii) have received no other offers for the Business, (iii) have determined that the terms of the transactions contemplated by this Agreement and the Transaction Documents were agreed as a result of arms’ length negotiations, (iv) have determined that the terms of the transactions contemplated by this Agreement and the Transaction Documents represent fair market value for the Acquired Assets at this time, and (v) have determined that the transactions contemplated by this Agreement and the Transaction Documents represent the only viable means of obtaining some value for the Business which alternative is superior to any other available to Sellers.

(s) Brokers. No Seller (or any Affiliate thereof) is a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(t) Books of Account. The books, records and accounts of each Seller accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of such Seller. Neither Seller has engaged in any transaction except for transactions reflected in its normally maintained books and records

(u) Disclosure. No representation or warranty by Sellers contained in this Agreement and no statement contained in any of the Transaction Documents or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements, in light of the circumstances under which they were made, not misleading.

(v) Insurance. Sellers are covered by valid, outstanding and enforceable policies of insurance covering their respective assets and business against risks of the nature normally insured against by companies in the same lines of business and in coverage amounts typically and reasonably carried by such companies. Seller has at all material times adequately insured against accident, damage, injury, third party loss (including product liability) and all other risks customarily insured against by persons carrying on a similar business to the Business. No Seller has permitted or suffered any act or omission that could cause, nor knows of any reason or state of facts that could lead to, the cancellation of or reduction of coverage provided by such policies. The insurance policies held by the Sellers are in amounts and have coverage as required by any Acquired Contract to which either Seller is a party or by which any of the Acquired Assets is bound. There are no outstanding claims under, or in respect of the validity of, any of the insurance policies held by the Sellers in respect of the Business and, so far as each Seller is aware, there are no circumstances likely to give rise to any claim under any of those policies.

(w) Employment Matters. No Seller has any employment contracts or severance agreements with any employee of such Seller whose employment will be terminated as a direct result of the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not entitle any of Seller’s employees to severance pay or accelerate the time of payment of compensation due to any of such Seller’s employees. Sellers have no collective bargaining agreements. Sellers have furnished all Seller Benefit Plans to Buyer and such Seller Benefit Plans comply in all material respects with applicable Law and with the terms thereof and no Actions are pending, or to the Knowledge of Sellers, threatened thereunder. There are no Actions pending or, to the Knowledge of Sellers, threatened against either Seller by any former or current employee and to the Knowledge of Sellers no circumstances which might reasonably be expected to give rise to any such Action.

Section 4.2 Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Sellers as follows:

(a) Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) Authorization and Validity of Agreement. Buyer has all requisite limited liability company power and authority to enter into this Agreement and to carry out the Buyer’s obligations hereunder. This Agreement has been executed by the Buyer and constitutes the Buyer’s valid and binding obligation, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium similar laws of general application related to the enforcement of creditors’ rights generally and by general principals of equity.

(c) No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement does not and will not violate or conflict with any provision of the articles of organization or operating agreement of the Buyer and does not and will not violate any provision of Law, or any Order applicable to the Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) default under any Contract to which the Buyer is a party or by which the Buyer is bound or to which any of its respective properties or assets may be subject.

(d) Consents and Approvals. The execution, delivery and performance of this agreement by the Buyer does not and will not require the consent or approval of, or filing with, any Governmental Authority or any other Person except (i) as may be required to be obtained by the Buyer after the Closing in order to own or operate any of the required Assets or (ii) for such consents, approvals and filings, of which the failure to obtain or rake would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

ARTICLE 5.

COVENANTS AND OTHER AGREEMENTS

Section 5.1 Covenants of Sellers.

The Sellers jointly and severally covenant as follows:

(a) Best Efforts. From and after the date hereof, each of the Sellers shall use its best efforts to (i) obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by it of this Agreement, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated hereby.

(b) Access to Properties, Records and Personnel; Confidentiality. Each Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 8) to (i) Sellers’ employees and (ii) all books and records of Sellers relating to the Acquired Assets and the Assumed Liabilities. Upon reasonable prior notice, Sellers shall also afford Buyer reasonable access, during normal business hours, to all Acquired Assets throughout the period prior to the Closing Date. The rights of access prior to Closing contained in this Section 5.1(b) shall not affect or modify the conditions set forth in Article 7 in any way.

(c) Conduct of Business. Each Seller covenants and agrees that, between the date hereof and the Closing Date, it will operate the Business only in the Ordinary Course of Business consistent with past practice, and will use its best efforts to maintain and preserve intact itself and its relationships with suppliers, customers, employees and others having commercial relationships with it with a view toward preserving the Business, the Acquired Assets and the goodwill included therewith for the Buyer. Without limiting the generality of the foregoing, between the date hereof and the Closing Date, the Sellers shall not without the prior written consent of Buyer:

(i) merge with, consolidate with or acquire an interest in any Person, or acquire the assets or business of any Person or enter into any other business combination;

(ii) sell, transfer, lease, sublease, license, pledge, encumber or otherwise dispose of any Acquired Assets;

(iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence or any of the Permits to lapse or be suspended or revoked;

(iv) enter into any Contract relating to the Business; amend, terminate, surrender or waive any right under, any Acquired Contract; or violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any Acquired Contract;

(v) release, forgive or waive any claim or right of the Sellers relating to or otherwise affecting the Business;

(vi) transfer or grant any rights with respect to the Assigned Intellectual Property or allow any of the Assigned Intellectual Property to be disclosed (other than under appropriate non-disclosure agreements), abandoned or otherwise become unavailable to the Buyer on the same terms and conditions as such rights were available to the Sellers as of the date of this Agreement;

(vii) make any change in any accounting principle, method or practice except for any such change required by reason of a concurrent change in GAAP, or otherwise reduce the net book value of any Acquired Asset except in the Ordinary Course of Business consistent with past practice;

(viii) amend or otherwise change Sellers’ organizational documents (including articles of incorporation, bylaws or like documents);

(ix) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(x) take any action, enter into any transaction, engage in any practice or fail to take any action which would cause any representation or warranty of the Sellers in this Agreement to be untrue or result in any breach of any covenant or agreement made by the Sellers in this Agreement; or

(xi) agree, whether in writing or otherwise, to take any actions described in this Section 5.1(c).

(d) Notification. From the date hereof through and including the Closing Date, the Sellers will give prompt written notice to Buyer of any material development in the Business occurring after the date of this Agreement which causes or reasonably could be expected to cause a breach of any of Sellers’ representations and warranties set forth in Section 4.1 or could otherwise threaten consummation of the transactions contemplated by this Agreement.

(e) No Distributions. From and after the Closing, Sellers shall use the proceeds from the Purchase Price in the Ordinary Course of Business and shall not dividend or cause such proceeds to be dividended or otherwise distributed to eDiets stockholders.

(f) Checks, Mail, etc. From and after the Closing Date, Sellers shall, as promptly as practical but in no event later than three (3) Business Days after receipt, (i) deliver to Buyer, at the address set forth in Section 10.5 hereof, any cash, checks, mail, packages, notices and other similar communications it receives pertaining to the Business, the Acquired Assets, the Governmental Authorizations associated with operation of the Business and any other matter properly belonging to Buyer as a result of the transactions consummated pursuant to this Agreement or otherwise, and (ii) endorse in favor of Buyer any checks or other instruments of payment payable to either Seller but acquired by the Buyer hereunder. After the Closing, Seller shall use commercially reasonable efforts, as promptly as is practicable, to forward to Buyer any telephone calls and any telecopy, telegraph or other communications that Seller receives in respect of the Acquired Assets or the Business.

(g) Additional Acquired Assets. Sellers shall transfer to the Buyer at its own cost and expense and for no further consideration, as and when requested by the Buyer, any and all assets and/or receivables related to the Business that are not listed on Schedule 1.1 but which are necessary to operate the Business as it has been operated during the twelve month period prior to the date of this Agreement. For the avoidance of doubt, the Purchase Price shall cover (and constitute consideration for) all assets, receivables or contracts that are part of the Business whether or not listed on Schedule 1.1. Such assets, networks, contracts shall be delivered by Sellers to Buyer as promptly as practicable but in any event within five (5) Business Days after receipt of any written request from the Buyer.

(h) Insurance. Following the Closing Date, Sellers shall maintain insurance policies that provide coverage consistent with normal business practices for businesses involved in business similar to the Business that cover claims arising from events, actions or omissions (i) occurring prior to or on the Closing Date with respect to Assumed Liabilities and (ii) occurring at any time with respect to Excluded Liabilities.

(i) Further Assurances. At the request of Buyer, at any time after the Closing Date, Seller shall execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.

(j) Restrictions on the Use of Parties’ Names. Sellers will take all such action as may be required to change the name of Nutrio as promptly as practicable after consummation of the Closing, to one that is (i) distinctly different in sound and appearance from “Nutrio” and (ii) reasonably acceptable to Buyer.

(k) Litigation Support. To the extent and for so long as Buyer is contesting or defending against any Action in connection with (a) the transactions contemplated hereby, (b) a Bankruptcy Event involving either Seller (or any Affiliate thereof), or (c) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, Sellers will cooperate with Buyer and Buyer’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of Buyer (unless the Buyer or one of its Affiliates is entitled to indemnification therefor under Article 9 hereof). In furtherance of the foregoing, in the event of a Bankruptcy Event, to the extent requested by Buyer, Sellers shall (i) furnish key employees and use reasonable efforts to attempt to cause key former employees as necessary, (ii) produce any documentation requested by Buyer relating to the sale process described in Section 4.1(r), and (iii) providing a copy of the fairness opinion and all related documentation, analyses and reports obtained by Seller in connection with the transactions contemplated hereby.

(l) Payment of Non-Assumed Liabilities. Sellers will pay, or make adequate provision for the payment, in full of all Liabilities that are not Assumed Liabilities. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the Business, Buyer may, at any time after the Closing, elect to pay any or all of such Liabilities directly (but will have no obligation to do so) and treat such payment as Damages under this Agreement so that Buyer will be entitled to exercise the remedies available to it under Article 9 of this Agreement (without regard to the limitations in Section 9.5).

(m) Transition Services. Sellers will, from and after the Closing until the later of the date on which Sellers vacate eDiet’s office location in Fort Lauderdale, Florida (“Headquarters”) but in no event earlier than September 1, 2012 (the “Vacation Date”), maintain at Headquarters, free of charge, and shall at all times make available to Buyer, the IT Systems set forth on Schedule 1.1; provided, that Sellers shall provide at least three (3) Business Days’ written notice to Buyer of the intended Vacation Date. Buyer shall be responsible for relocating the IT Systems prior to or on the Vacation Date; provided, that upon receipt of a written request from Buyer, Sellers shall be responsible for disposing of such IT Systems. Sellers (and their Representatives) will take no action to deprive Buyer or otherwise interfere with its use, ownership and enjoyment of the IT Systems. Sellers shall provide Buyer access to the licenses set forth on Schedule 5.1(m). Neither of the Sellers or their Affiliates, as applicable, will amend, terminate, surrender or waive any right under, any of the licenses set forth on Schedule 5.1(m) and shall not take any action that will result in Buyer not being able to enjoy the use of such licenses until such time as Buyer notifies Sellers in writing that access to such license is no longer required. In addition, from and after the Closing, Sellers shall upon request of Buyer make Sellers’ employees available to Buyer to perform such services as Buyer shall request. Buyer shall, upon agreement in writing by Sellers and Buyer, pay a pro rata portion of any salary or hourly wages for the use of any such employees; provided, that such Persons shall under no circumstances be deemed to be an employee of Buyer and under no circumstances shall Buyer have any obligations or liabilities with respect to such Person’s employment with either Seller or any Affiliates of Sellers, including, without limitation, as it may relate to termination, severance, employee benefits or any other employment matter; provided, further, that notwithstanding the foregoing, it is acknowledged and agreed that Sellers shall, and shall cause their Affiliates and employees, as applicable to, perform post-closing covenants contemplated hereby free of charge to Buyer.

(n) Transfer of Domain Names, Trademarks and Copyrights. As soon as practicable after the Closing, but in any event within five (5) Business Days, each of the Sellers will use its best efforts to transfer any Acquired Assets and any Assigned Intellectual Property, including, without limitation, domain names, copyrights, trademarks or other Intellectual Property relating to the Business to Buyer, including, without limitation, making all required filings with the United States Patent and Trademark Office or taking any other actions necessary or requested by Buyer. For the avoidance of doubt, the Sellers shall have no liability under this Section 5.1(n) to the extent that any transfer of Acquired Assets or Assigned Intellectual Property is delayed due to any act or omission of the Buyer.

(o) Notice of Assignment of Rights to Payment. Sellers shall as promptly as practicable after the Closing, but in any event within four (4) Business Days, provide an irrevocable notice, in a form satisfactory to Buyer in its sole discretion, to each party (other than Sellers or Buyer) to the Acquired Contracts which shall provide notice to such party that Sellers have entered into the Assignment of Payments and that such party is required to make all payments under the applicable Acquired Contract to an account to be specified by Buyer.

(p) Waiver of Consents. To the extent that Buyer, in its sole discretion, determines to waive at Closing the condition precedent set forth in Section 7.2(d), each Seller covenants and agrees that, from and after the Closing, (i) it will use best efforts to comply with Section 1.5, and (ii) it will operate the Business only in the Ordinary Course of Business consistent with past practice, and will use its best efforts to maintain and preserve intact itself and its relationships with suppliers, customers, employees and others having commercial relationships with it with a view toward preserving the Business, the Acquired Assets and the goodwill included therewith for the Buyer. Without limiting the generality of the foregoing, from and after the date hereof, the Sellers shall not, without the prior written consent of Buyer, enter into any Contract relating to the Business; amend, terminate, surrender or waive any right under, any Acquired Contract; or violate, breach or default under, in any respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any Acquired Contract.

Section 5.2 Covenants of Buyer.

The Buyer covenants as follows:

(a) Commercially Reasonable Efforts. The Buyer shall use all commercially reasonable efforts to (i) obtain all consents and approvals of all Governmental Authorities, and all other Persons, required to be obtained by the Buyer to effect the transactions contemplated by this Agreement, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated hereby.

(b) Performance under Acquired Contracts. The Buyer shall (i) from and after the Closing Date assume all obligations and liabilities of Sellers under the Acquired Contracts that accrue or arise from actions or omissions of Buyer occurring from and after the Closing Date, and (ii) from and after the Closing Date take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Acquired Contracts.

(c) Notice of Material Developments. Buyer will give prompt written notice to Seller of any development occurring after the date of execution of this Agreement, which causes or reasonably could be expected to cause a material breach of any of Buyer’s representations and warranties set forth in Section 4.2.

(d) Non-Solicitation. Except as expressly provided in this Section 5.2(d), the Buyer will not without obtaining the prior written consent of the applicable Seller solicit for employment or employ any director, officer, employee or contractor of such Seller; provided, that the Buyer may employ any such person who responds to a general advertisement or solicitation of employment. The parties acknowledge that the Purchase Price has been agreed on the basis that no employees of either Seller or any other person will be transferred to the Buyer pursuant to the transactions contemplated hereby, whether by operation of Law or otherwise. Notwithstanding the foregoing, the Buyer shall have the right, but not the obligation, to extend an offer of employment to the following Sellers’ employees: Santiago Alvarez and Carmen Urrunaga. Upon acceptance of any such offer or on such other date as may be agreed between the Buyer and the accepting employee, the accepting employee’s employment with the applicable Seller shall terminate; provided, that under no circumstances shall Buyer be liable to any such employee for any amounts claimed by such employee to be owed or payable to such employee by Sellers or otherwise in connection with such employee’s termination with either Seller, and Sellers shall hold Buyer harmless, and shall indemnify and defend Buyer against any such Action.

(e) Checks, Mail, etc. From and after the Closing Date, (i) Buyer shall, as promptly as practical but in no event later than three (3) Business Days after receipt, deliver to the Seller any cash, checks, mail, packages, notices and other similar communications pertaining to the Excluded Assets, the Excluded Liabilities and any other matter properly belonging to the Seller after the transactions consummated pursuant to this Agreement and (ii) Buyer shall endorse in favor of the Seller any checks or other instruments of payment payable to the Buyer but retained by the Seller hereunder. After the Closing Date, Buyer shall promptly forward to the Seller any telephone calls and any telecopy, telegraph or other communications that the Buyer receives in respect of the Excluded Assets or the Excluded Liabilities.

(f) Further Assurances. At the request and the sole expense of Seller, at any time after the Closing Date, the Buyer shall execute and deliver such documents as either Seller or its counsel may reasonably request to effectuate the purposes of this Agreement.

ARTICLE 6.

TAXES

Section 6.1 Taxes Related to Purchase of Assets.

Except as provided in Section 3.3(g), all federal, state and local sales, transfer, gains, excise, value-added or other similar Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets shall be paid one half by Sellers. Buyer and Sellers agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Sellers and Buyer agree to cooperate in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

Section 6.2 Cooperation on Tax Matters.

Buyer and Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

Section 6.3 Purchase Price Allocation.

Within 60 days after the Closing Date, Buyer and Seller shall jointly prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets (the “Purchase Price Allocation”) in accordance with Code section 1060 and Treasury Regulations thereunder (and any similar provision of state or local law as appropriate). Sellers and Buyer and their Affiliates shall report, act and file Tax Returns (including but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation. Each party shall timely and properly prepare, execute, file and deliver all such documents, forms, and other information as the other party may reasonably request in preparing such allocation. Neither Sellers nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE 7.

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

Section 7.1 Conditions Precedent to Performance by Sellers.

The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Sellers in their sole discretion:

(a) Representations and Warranties of Buyer. All representations and warranties made by the Buyer in Section 4.2 (considered without any materiality qualification) shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if again made by Buyer on the Closing Date, excluding any representations and warranties expressly made as of a particular date, which shall be accurate in all material respects as of such date except, in each case, for inaccuracies that do not result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

(b) Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement).

Section 7.2 Conditions Precedent to the Performance by Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Sellers. All representations and warranties made by Sellers in Section 4.1 (considered without any materiality qualification) shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if again made by Sellers on the Closing Date, excluding any representations and warranties expressly made as of a particular date, which shall be accurate in all material respects as of such date except, in each case, for inaccuracies that do not result in a material adverse effect on the Business or Sellers’ ability to perform their obligations hereunder, and Buyer shall have received a certificate, dated the Closing Date and signed by the President of each Seller, to that effect.

(b) Performance of the Obligations of Sellers. Each Seller shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date and Buyer shall have received a certificate, dated the Closing Date and signed by the President of each Seller, to that effect.

(c) No Material Adverse Effect. Since the Effective Date there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Business.

(d) Consents and Approvals. The consents and approvals required in connection with the transactions contemplated by this Agreement, as set forth on Schedule 4.1(d), shall have been obtained in form satisfactory to Buyer in its sole discretion.

(e) No Violation of Orders; No Adverse Litigation. No preliminary or permanent injunction or other Order that declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect. There must not be pending or threatened any Action by or before any Governmental Authority, arbitrator, or mediator which seeks to restrain, prohibit, invalidate, or collect Damages arising out of the transactions contemplated hereby.

(f) Fairness Opinion. Sellers shall have received a fairness opinion in form and substance reasonably acceptable to Buyer.

(g) Agreements. Buyer and Sellers shall have executed and delivered the Transaction Documents.

ARTICLE 8.

TERMINATION

Section 8.1 Conditions of Termination.

This Agreement may be terminated at any time before the Closing:

(a) By mutual written consent of Seller and Buyer;

(b) By Buyer or Seller, if the Closing has not occurred by the date that is sixty (60) days after the date of this Agreement (the “Outside Date”); or

(c) By either Sellers, on the one hand, or Buyer, on the other hand, if either of Buyer, on the one hand, or Sellers, on the other hand, is in breach of any of the representations, warranties or covenants hereunder and such breach is incapable of being cured by the Outside Date.

Section 8.2 Effect of Termination; Remedies.

Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.2, 10.3, and 10.8 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9.

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants.

Each representation, warranty, covenant, and obligation in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing and Buyer, on the one hand, and the Sellers, jointly and severally on the other, will be Liable for any Damages resulting from any breaches thereof.

Section 9.2 Indemnification Provisions for Buyer’s Benefit.

Sellers, jointly and severally, will defend, indemnify and hold the Buyer, and its Representatives, harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of or attributable to any of the following:

(a) any breach of any representation, warranty, or post-Closing covenant either Seller has made in or pursuant to this Agreement;

(b) the Excluded Assets or Excluded Liabilities; and

(c) any of the Assumed Liabilities or Acquired Assets, including any Damages arising from events occurring at any time which are caused by or otherwise arise out of the acts or omissions of either Seller (or their Affiliates or Representatives), but excluding any Damages arising from events occurring after the Closing and not caused by or otherwise arising out of the acts or omissions of either Seller (or their Affiliates or Representatives).

Section 9.3 Indemnification Provisions for Seller’s Benefit.

The Buyer will indemnify and hold Seller and its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons, harmless from and pay any and all Damages directly or indirectly, resulting from, relating to, arising out of or attributable to any Assumed Liabilities or Acquired Assets, but excluding any Damages arising from events occurring at any time which are caused by or otherwise arise out of the acts or omissions of either Seller (or their Affiliates or Representatives).

Section 9.4 Indemnification Claim Procedures.

If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Person”) against any Person obligated to indemnify an Indemnified Person (an “Indemnitor”), then such Indemnified Person will promptly give written notice to the Indemnitor of such Indemnification Claim including a description thereof in reasonable detail sufficient for Indemnitor to assess whether such claim is a valid Indemnification Claim (an “Indemnification Notice”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Person, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Person’s failure to give such notice. In the event of an Indemnification Claim that arises out of the claim of any third party, an Indemnitor may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim, at the Indemnitor’s expense, with counsel of the Indemnitor’s choice satisfactory to the Indemnified Person. Until an Indemnitor assumes the defense of such Indemnification Claim, the Indemnified Person may defend against the Indemnification Claim in any manner the Indemnified Person reasonably may deem appropriate and the reasonable costs of such defense shall be borne by the Indemnitor and shall be deemed Damages hereunder. In the event an Indemnitor assumed the defense of any Indemnification Claim, such Indemnitor will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Person’s prior written consent. Each party to this Agreement hereby consents to the non-exclusive jurisdiction of any Governmental Authority, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such party with respect to such claim anywhere in the world.

Section 9.5 Limitations on Indemnification Liability.

The Sellers’ aggregate Liability for money Damages under Section 9.2(a) of this Agreement will not exceed $256,500.00; provided, that for the avoidance of doubt, the limitation contemplated hereby will not be applicable with respect to (A) any Damages or Liabilities contemplated by Section 9.2(b) and Section 9.2(c), or (B) instances of Fraud by either Seller.

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Successors and Assigns.

Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. As used in the preceding sentence, a “successor” to a party includes any Person which acquires substantially all of the assets of such party or is the survivor of a merger, statutory stock exchange or similar reorganization with such party which results in such Person acquiring all of the assets and becoming responsible for all of the liabilities and obligations of such party.

Section 10.2 Governing Law; Jurisdiction.

This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Florida (without giving effect to the principles of conflicts of Laws thereof). The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction in Broward County, Florida.

Section 10.3 Expenses.

Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

Section 10.4 Severability.

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 10.5 Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the first Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service properly addressed, prepaid, with instructions to deliver on the next Business Day; or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Ft. Lauderdale, FL 33334

Attention: Chairman

Fax number: (954) 333-3715

If to Buyer:

Nutrio, LLC

310 W. 52nd Street, 16B

New York, NY 10019

Attn: Stephen Rattner

Copy the following on any notice to Buyer:

Greenspoon Marder, P.A.

100 W. Cypress Creek Road

Suite 700

Ft. Lauderdale, FL 33309

Attn: Anthony E. Szydlowski

Fax: (954) 333-4206

Any party may change its address for the purpose of this Section 10.5 by giving the other party written notice of its new address in the manner set forth above.

Section 10.6 Amendments; Waivers.

This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 10.7 Public Announcements.

Between the date hereof and the Closing Date, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld, unless a press release or public announcement is required by Law or Order. After the Closing Date, if any such announcement or other disclosure is required by Law or Order, the disclosing party agrees to give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure.

Section 10.8 Entire Agreement.

This Agreement and the Transaction Documents contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9 Parties in Interest.

Except as otherwise provided in Article 9, nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Sellers or the Buyer. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Sellers or the Buyer.

Section 10.10 Headings.

The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement binding upon the parties, notwithstanding that all the parties are not signatories to the same counterpart.

In order to facilitate the agreements contemplated by this Agreement, signatures transmitted by facsimile machine or signatures transmitted via e-email in a “PDF” format may be used in place of original signatures on this Agreement. Each party intends to be bound by such party’s facsimile or “PDF” format signature on this Agreement, is aware that the other parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives and defenses to the enforcement of this Agreement based upon the form of signature.

Section 10.12 Service of Process.

Sellers and Buyer each irrevocably consent to the service of process in any action or proceeding by receipt of mailed copies thereof by national courier service or registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.5 hereof. However, the foregoing shall not limit the right of either party hereto to effect service of process on the other party hereto by any other legally available method.

Section 10.13 Prevailing Party.

In the event of a dispute arising under this Agreement, whether or not a lawsuit or other proceeding is filed, the substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs, as well as in determining or quantifying the amount of recoverable attorneys’ fees and costs. The reasonable costs to which the substantially prevailing party is entitled shall include costs that are taxable under any applicable statute, rule, or guideline, as well as non-taxable costs, including, but not limited to, costs of investigation, copying costs, electronic discovery costs, telephone charges, mailing and delivery charges, information technology support charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether such costs are otherwise taxable

Section 10.14 Exhibits and Schedules.

The Exhibits and Schedules attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.

Section 10.15 Interpretation.

(a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(f) All references to any financial or accounting terms shall be defined in accordance with GAAP.

Section 10.16 Preparation of this Agreement.

Buyer and Sellers hereby acknowledge that (a) Buyer and Sellers jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) both Buyer and Sellers have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (c) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

Section 10.17 Counting.

If the due date for any action to be taken under this Agreement (including, without limitation, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

ARTICLE 11.

DEFINITIONS

Section 11.1 Certain Terms Defined.

As used in this Agreement, the following terms have the following meanings:

“Action” means any pending or threatened action, suit, arbitration, mediation, investigation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settler of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.

“Assignment of Payments” shall have the meaning set forth in Section 3.2(e).

“Assumed Liabilities” shall mean (i) executory obligations of either Seller arising or continuing after the Closing Date under the Acquired Contracts and (ii) all liabilities arising from or under the Acquired Assets, but only to the extent that all of the events or states of facts giving rise to any such liability occur wholly and entirely after the Closing Date and not as a result of any pre-Closing act or omission by Sellers, their Affiliates or any respective predecessor. For the avoidance of doubt, the Assumed Liabilities shall not include any of the Excluded Liabilities.

“Bankruptcy Event” means, with respect to a specified Person shall refer to: (i) the appointment of a receiver, conservator, rehabilitator or similar officer for the specified Person, unless the appointment of such officer shall be challenged in an application filed within thirty (30) days after the appointment and the appointment is vacated and such officer discharged within one hundred twenty (120) days of the appointment; (ii) the taking of possession of, or the assumption of control over, all or any substantial part of the property of the specified Person by any receiver, conservator, rehabilitator or similar officer or by the United States government or any agency thereof, unless such possession or control is challenged in an application filed within thirty (30) days after such possession or control is taken and property is relinquished within one hundred twenty (120) days of the taking; (iii) the filing of a petition in bankruptcy or the commencement of any proceeding under any present or future federal or state law relating to bankruptcy, insolvency, debt relief or reorganization of debtors by or against the specified Person, provided, if filed against (and not by) the specified Person, such petition or proceeding is not challenged within thirty (30) days after it is filed and if so challenged is not dismissed within one hundred twenty (120) days of the filing of the petition or the commencement of the proceeding; or (iv) the making of an assignment for the benefit of creditors or a private composition, arrangement or adjustment with the creditors of the specified Person.

“Bill of Sale” means one or more Bills of Sale and Assignment in the form of Exhibit C.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other governmental action to close.

“Code” means the United States Internal Revenue Code of 1986, as the same may be amended from time to time.

“Contracts” has the meaning set forth in Section 4.1(c).

“Damages” means all damages, losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, interests, assessments, penalties, costs of burdens associated with performing injunctive relief, other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and expert witnesses, and the allocable portion of the relevant Person’s internal costs) of investigation, preparation, and litigation in connection with any Action or threatened Action, and other costs and expenses of any kind or nature whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims.

“Encumbrance” means any encumbrance or security interest whatsoever, including, without limitation, any charge, mortgage, pledge, security interest, encumbrance, lien (statutory or other), right of preemption, option, right to acquire, conversion right, third party right, interest and claim, right of set-off, right of counterclaim, title retention, conditional sale arrangement, and any other preferential right, agreement or arrangement having similar effect.

“Environmental Law” means all applicable federal, state and local statutes, ordinances, rules, Orders, regulations and other provisions having the force of law, all judicial and administrative Orders and determinations, and all common law concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, generation, transportation, treatment, storage, disposal, discharge, emission, release, threatened release or cleanup of any Hazardous Materials.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests, or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“Fraud” means (i) an intentional misrepresentation of a material existing fact made by one Person to another Person with knowledge of its falsity or (ii) one Person’s intentional failure to state a material fact to another Person, in each case for the purpose of inducing the other Person to act or to refrain from acting, and upon which the other Person relies with resulting Damage.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof (including, without limitation, any court, tribunal, arbitrator, legislature, government, or ministry), of competent authority of the United States, or any state thereof, as well as any county, city or other political subdivision of any of the foregoing, and including the employees or agents thereof.

“Hazardous Materials” means any hazardous or toxic substance or waste or any contaminant or pollutant regulated or otherwise creating liability under Environmental Laws, including, but not limited to, “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, “toxic substance” as defined by the Toxic Substance Control Act, as amended, “hazardous wastes” as defined by the Resource Conservation and Recovery Act, as amended, “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended, radioactive substances, PCBs, petroleum products or byproducts, and crude oil.

“Intellectual Property” means any rights, title or interest any Person may have to claim ownership, authorship or invention of, to use, to object to or prevent the modification of or to withdraw from circulation or control the publication or distribution of, any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications, (c) any (i) patents and patent applications and (ii) business methods, inventions and discoveries that may be patentable, (d) computer software or middleware and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints.

“IT Systems” means the software, hardware and network equipment and information technology listed in Schedule 1.1.

“Knowledge of Sellers” means the knowledge of Kevin Richardson, Andrew Kingston and Andrea Settembrino after due inquiry.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Material Adverse Effect” means a state of facts, event, change or effect on the value of an asset including, to the extent applicable, the Acquired Assets, or the enforceability of any contract including, to the extent applicable, the Acquired Contract(s), that results in a material adverse effect on the value of the asset or contract taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) changes or conditions affecting industries similar to the Business generally; (B) changes in economic, regulatory or political conditions generally; or (C) any act(s) of war or of terrorism.

“Nutrio Platform” means the proprietary online interactive platform personalized healthy living solutions consisting of the Assigned Intellectual Property.

“Ordinary Course of Business” means that an action taken by Sellers will be deemed to have been taken in the ordinary course of the business only if (i) such action is consistent with the past practices of Sellers and is taken in the ordinary course of the normal day-to-day operation of Sellers and (ii) such action is not required to be authorized by the board of directors of either Seller (or by any Person or group of Persons exercising similar authority).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Representative” means with respect to a Person, such Person’s officers, directors, employees, agents, contractors, managers, partners, members and other similar agents.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

“Seller Benefit Plans” means any employee benefit plan (as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by Seller, and shall also include any other benefit plan, policy or program maintained or contributed to by Seller, other than Seller’s 401(k) Plan.

“Subsidiary” means with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all Equity Interests entitled to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interests entitled to vote in the election of or appoint partners, managers or others that will control the management of such entity is owned by such person directly or indirectly through one or more Subsidiaries of such Person.

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date; and “Tax” shall mean any one of them.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Transaction Documents” means one or more Bills of Sale and the Assignment of Payments.

Section 11.2 All Terms Cross-Referenced.

Each of the following terms is defined in the Section set forth opposite such term:

DEFINED TERM	CROSS REFERENCE
Acquired Assets	Section 1.1
Acquired Contracts	Section 1.1(a)
Acquired Equipment	Section 1.1(b)
Agreement	Opening paragraph
Assigned Intellectual Property	Section 1.1(d)
Business	Recitals
Buyer.	Opening paragraph
Claims	Section 1.1(f)
Closing	Section 3.1
Closing Date	Section 3.1
Contract	Section 4.1(c)
Excluded Assets	Section 1.2

Excluded Liabilities	Section 1.4
Indemnification Claim	Section 9.4
Indemnification Notice	Section 9.4
Indemnified Person	Section 9.4
Indemnitor	Section 9.4
Law	Section 4.1(c)
Order	Section 4.1(c)
Outside Date	Section 8.1(b)
Permits	Section 1.1(c)
Purchase Price	Section 2.1
Purchase Price Allocation	Section 6.3
Seller(s)	Opening paragraph
Transaction Taxes	Section 6.1

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

SELLERS:

eDiets.com, Inc

By:	/s/ Kevin Richardson
Name:	Kevin Richardson
Title:	President

Nutrio.com, Inc.

By:	/s/ Thomas Connerty
Name:	Thomas Connerty
Title:	President

BUYER:

Nutrio, LLC

By:	/s/ Stephen Rattner
Name:	Stephen Rattner
Title:	Manager

Exhibit A

Assignment of Payments

(see attached)

Exhibit B

Form of Bill of Sale

(see attached)

Schedule 1.1

Acquired Contracts

1.	Information Technology Application Service Provider Agreement dated as of January 15, 2007 between GlaxoSmithKline Consumer Healthcare LP and Nutrio.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Statement of Work dated March 22, 2007 regarding meal plan modifications;

b.	Statement of Work dated August 15, 2007 regarding myalliplan.com updates;

c.	Statement of Work dated August 27, 2007 regarding myalliplan.com trial memberships;

d.	Statement of Work dated December 6, 2007 regarding myalliplan.com vegetarian meal plans;

e.	First Amendment to Information Technology Application Service Agreement dated June 30, 2008;

f.	Statement of Work dated September 29, 2008 regarding software upgrade to Nutrio version 2.0

g.	Statement of Work dated March 16, 2010 regarding standardization of customer records in new GUID format; and

h.	Second Amendment to Information Technology Application Service Agreement dated as of October 21, 2011.

2.	Professional Services Agreement dated as of November 16, 2007 between Creating Wellness Alliance, LLC and Nutrio.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Amendment to Professional Services Agreement dated as of November 30, 2009;

b.	Statement of Work dated December 10, 2010 regarding navigation updates and DVD;

c.	Email correspondence conducted between January 18 and April 1, 2011 modifying fees and payment terms;

d.	Statement of Work dated October 28, 2011 regarding new meal plan options plus, new online journal and gluten-free bread option to wheat-free plan;

e.	Second Amendment to Professional Services Agreement dated November 1, 2011; and

f.	Statement of Work dated December 16, 2011 regarding URL changes in CW site footer.

3.	Professional Services Agreement dated as of October 1, 2009 between Product Partners, LLC and eDiets.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Statement of Work dated February 1, 2010 regarding vegetarian meal plan addition;

b.	Statement of Work dated June 24, 2010 regarding new shakeology meal plans;

c.	Project Agreement No. 2 dated July 15, 2010 pursuant to Professional Services Agreement and incorporated as Exhibit C therein;

d.	Statement of Work dated August 24, 2010 regarding shakeology meal plans;

e.	Statement of Work dated October 4, 2010 regarding footer copy changes; and

f.	Notification of name change to Beachbody, LLC received November 22, 2010.

4.	Professional Services Agreement dated as of May 15, 2007 between DaVita, Inc. and Nutrio.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Statement of Work dated August 13, 2007 regarding professional recipe development team brainstorming;

b.	First Amendment to Master Agreement for Outsourcing (sic) dated March 25, 2009;

c.	Statement of Work dated February 23, 2010 regarding food analyzer enhancement;

d.	Statement of Work dated February 23, 2010 regarding header and footer syndication; and

e.	Statement of Work dated April 18, 2011 regarding shopping list calendar fix.

5.	Professional Services Agreement dated as of November 9, 2010 between Merck & Co., Inc. and eDiets.com, Inc., together with any and all amendments, addenda and statements of work.

6.	Professional Services Agreement dated as of August 12, 2010 between Fiserv, Inc. and eDiets.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Statement of Work dated December 3, 2010 regarding redesign.

7.	Professional Services Agreement dated as of April 22, 2012 between Vivus, Inc. and eDiets.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Statement of Work dated January 31, 2012 between eDiets.com, Inc and Cadient Group, Inc. on behalf of Vivus, Inc. regarding Qnexa Patient Support Program development services;

b.	Statement of Work #1 dated April 13, 2012 regarding customized messaging for the BMI tool; and

c.	Statement of Work #2 dated April 13, 2012 regarding goal weight graphing incorporated into the Weight Tracker.

d.	Statement of Work #3 dated May 24, 2012 regarding personalized calorie burn module to be used in the QandMe.com website.

e.	Statement of Work #4 dated May 24, 2012 regarding setting up a demo user with a six (6) month history in the QandMe.com staging site.

8.	Professional Services Agreement dated as of May 18, 2007 between United Marketing Group, LLC and eDiets.com, Inc., together with any and all amendments, addenda and statements of work.

9.	Professional Services Agreement dated as of October 9, 2003 between Dr. David Katz and Nutrio.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Statement of Work dated January 23, 2006 regarding The Way to Eat Website Enhancements; and

b.	Amendment One to Professional Services Agreement dated May 21, 2007.

10.	Savvis Master Customer Agreement dated as of January 30, 2003 between Savvis Communications Corporation and Nutrio.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	Service Order dated January 14, 2008;

b.	Service Order dated May 27, 2010; and

c.	Service Order dated December 21, 2010.

11.	Master Depositor Escrow Service Agreement effective November 10, 2009 between eDiets.com, Inc. and Iron Mountain Intellectual Property Management, Inc. together with any and all amendments, addenda and statements of work.

12.	Grails software is licensed under the following open source license: Apache License Version 2.0, January 2004, The Apache Software Foundation.

13.	Microsoft Windows Server 2003 is licensed under Microsoft Software License Terms (MSLT): Microsoft Windows Server 2003 R2 Standard Edition, Enterprise Edition, Standard x64 Edition, Enterprise x64 Edition located at download.microsoft.com/download/c/4/.../WS03R2FPPEULA.doc.

14.	Microsoft Office 2010 is licensed under Microsoft Software License Terms (MSLT) for Microsoft Office 2010 located at http://office.microsoft.com/en-us/products/microsoft-software-license-terms-for-microsoft-office-2010-HA101817777.aspx.

15.	Apache HTTP Server is licensed under the following open source license: Apache License Version 2.0, January 2004, The Apache Software Foundation.

16.	Apache Tomcat is licensed under the following open source license: Apache License Version 2.0, January 2004, The Apache Software Foundation.

17.	Apache Maven Project is licensed under the following open source license: Apache License Version 2.0, January 2004, The Apache Software Foundation.

18.	MarkMonitor Brand Protection, a domain name brand protection and monitoring subscription service, is licensed under its Terms of Use located at https://www.markmonitor.com/legal/index.php.

19.	Xzibition Data Communications provides server and data hosting services under its Acceptable Use Policy located at http://www.xzibition.com/aup.php#TermsOfService.

20.	eDiets Enterprise Facebook Account provided under Facebook Statement of Rights and Responsibilities located at http://www.facebook.com/legal/terms.

21.	eDiets Enterprise Twitter Account provided under Twitter Terms of Service located at http://twitter.com/tos/.

22.	Kaspersky Pure 2.0 provided under Kaspersky Lab End User License Agreement located at http://support.kaspersky.com/pure_2/buy?qid=208285867.

23.	Planet Payment processing and merchant solutions provided under Planet Payment Terms and Conditions located at http://www.planetpayment.com/About-Us/Legal-Privacy/Terms-Conditions.aspx.

24.	Esha Research, Inc. software license provided under End User License Agreement located at http://www.esha.com/book/export/html/145.

25.	Edgewall Software’s Trac integrated SCM and project management software is provided under an open source license located at http://trac.edgewall.org/wiki/TracLicense.

Acquired Equipment

1.	Developer Workstation: MacPro laptop (asset tag #1631)

2.	Dietitian Workstation: Dell Latitude 6XX laptop (asset tag #1505)

3.	Developer workstation: Sari’s Dell service tag 632JV81 / No eDiets Asset#

4.	Three (3) keyboards

5.	Three (3) mice

6.	Two (2) speakers

7.	Two (2) docking stations

8.	Nine (9) monitors

9.	One (1) Matrox

10.	Rolling Whiteboard

Assigned Intellectual Property

1.	The following domain names:

a.	nutrio.com / Registrant: eDiets.com, Inc. / Registrar: MarkMonitor.com

b.	nutriotech.com / Registrant: eDiets.com, Inc. / Registrar: MarkMonitor.com

2.	NUTRIO / trademark registered with USPTO on March 20, 2001 under registration number 2437552.

Permits

None.

IT Systems

1.	Server: Nutmia100 Dell 1950; HD: 136GB/ RAM:4GB / Windows 2003 Server) Tag: 7WH82C1 / No eDiets Asset#

2.	Server: Nutmai110 Dell 2950; (HD: 900GB/ RAM:4GB / Windows 2003 Server) Tag: J2BC2C1 / No eDiets Asset#

3.	Server: Nexus.ervana.com Dell Precision T3400; (HD: 240GB / RAM 4GB / Linux Redhat9) Tag: GXBRGH1 / eDiets Asset#1452

4.	Virtual: Esha85B Virtual Server; (HD: 60GM /RAM 8GB / Windows 2003 Server (eDiets VMware image)

5.	Virtual: ncs-grails-30.ervana.com Virtual Server; (HD: 20GM /RAM 2GB / Linux CentOS5 (eDiets VMware image)

6.	Virtual: nutrio.ncs.staging.ervana.com Virtual Server (HD: 10GM /RAM 2GB / Linux CentOS5 (eDiets VMware image)

7.	Savvis Cloud Service – four (4) virtual servers

Schedule 3.3(b)

Closing Pay-Off Amounts and Parties

Name of Party	Contract	Amount Owed as of July 31, 2012
None

Schedule 3.3(c)

Reconciliation Amounts as of Closing

Name of Party	Amount
GlaxoSmithKline	$19,032
DaVita	$17,129
Fiserv	$6,774
Merck (Steps to Balance—Licensing)	$9,516
Merck (Januvia)	$6,947
Merck (Steps to Balance—Maintenance)	$3,058
Vivus	$15,290
Subtotal	$73,554

Vivus	$(3,052)
Savvis (August 1-3, 2012)	$491
Total[1]	$70,993

[1]	This amount represents the Reconciliation Amount known as of the Closing that Buyer will be entitled to withhold from the Purchase Price and retain pursuant to Section 3.3(c).

Schedule 3.3(c)(i)

Formula for Reconciliation Amount

The formula for determining any Reconciliation Amount owed by Sellers to Buyer pursuant to Section 3.3(c) of the Agreement shall be as follows:

The Reconciliation Amount shall equal:

(x)	The dollar amount which is equal to:

(i) The total amount contemplated to be paid under the Acquired Contract (the “Contract Amount”) multiplied by

(ii) The percentage of the Contract Amount which has been paid as of the applicable calculation date;

Minus

(y)	The dollar amount which is equal to:

(i) The Contract Amount, multiplied by

(ii) the portion of work, product or services delivered as of the applicable calculation date, expressed as a percentage.

For example and by way of illustration, assume Nutrio has, as of any applicable calculation date, only completed 25% of the work required to be performed pursuant to a given Acquired Contract, but has received (or a payment by the counterparty has been made to a third party beneficiary at the direction of any Seller or their Affiliates) 75% of the amount contemplated to be paid by the counterparty thereto. Assume further that the amount due under the Acquired Contract was $100. In this example, (i) Buyer could withhold $50 from the Purchase Price if known at the Closing Date or (ii) Seller would be obligated to immediately pay to Buyer $50. In each case the $50 is calculated as follows:

(x)(i) $100 x (ii) 75%—(y)(i) $100 x (ii) 25% = $50

Schedule 4.1(d)

Consents and Approvals

1.	Information Technology Application Service Provider Agreement dated as of January 15, 2007 between GlaxoSmithKline Consumer Healthcare LP and Nutrio.com, Inc. (including any and all amendments, addenda and statements of work).

2.	Professional Services Agreement dated as of November 16, 2007 between Creating Wellness Alliance, LLC and Nutrio.com, Inc. (including any and all amendments, addenda and statements of work).

3.	Professional Services Agreement dated as of October 1, 2009 between Product Partners, LLC and eDiets.com, Inc. (including any and all amendments, addenda and statements of work).

4.	Professional Services Agreement dated as of May 15, 2007 between DaVita, Inc. and Nutrio.com, Inc. (including any and all amendments, addenda and statements of work)

5.	Professional Services Agreement dated as of November 9, 2010 between Merck & Co., Inc. and eDiets.com, Inc. (including any and all amendments, addenda and statements of work).

6.	Professional Services Agreement dated as of April 22, 2012 between Vivus, Inc. and eDiets.com, Inc. (including any and all amendments, addenda and statements of work).

7.	Professional Services Agreement dated as of May 18, 2007 between United Marketing Group, LLC and eDiets.com, Inc. (including any and all amendments, addenda and statements of work).

8.	Master Depositor Escrow Service Agreement effective November 10, 2009 between eDiets.com, Inc. and Iron Mountain Intellectual Property Management, Inc. (including any and all amendments, addenda and statements of work).

Schedule 5.1(m)

Sellers Licenses Accessible During Transition

1.	Kaspersky Pure 2.0 provided under Kaspersky Lab End User License Agreement located at http://support.kaspersky.com/pure_2/buy?qid=208285867. Accessible to Buyer on current installation; may not be reinstalled or configured on a different server.

2.	Microsoft SQL Server 2005 is licensed under the Microsoft End User License Agreement (EULA) copied to the local computer when SQL Server 2005 is installed. The files are written to: %ProgramFiles%\Microsoft SQL Server\90\EULA\ or %ProgramFiles(x86)%\Microsoft SQL Server\90\EULA\. Accessible to Buyer on current installation; may not be reinstalled or configured on a different server.

3.	Agreement dated as of April 29, 2008 between OneSite, Inc. and eDiets.com, Inc., together with any and all amendments, addenda and statements of work including but not limited to the following:

a.	OneSite Change Request Form dated June 22, 2010.

4.	CacheNetworks, LLC provides subscribers access to the Cachefly Content Delivery Network pursuant to its Acceptable Use Policy located at http://www.cachefly.com/aup.html and its Service Level Agreement located at http://www.cachefly.com/sla.html.